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                                                                    Exhibit 99.4



FOR IMMEDIATE RELEASE                     CONTACT: DAN CLARK
                                                   Chief Communications Officer
                                                   Cleveland, Ohio
                                                   (216) 447-9000

                 JOSEPH PLUMERI COMPLETES CBIZ LEAD DIRECTORSHIP

Cleveland, Ohio, September 26, 2000--Century Business Services, Inc. (Nasdaq:
CBIZ) ("CBIZ"), today announced that Joseph J. Plumeri II has accepted a leadership management position with an unaffiliated company headquartered in London, England. As Mr. Plumeri's new duties will require a full-time commitment and extensive international travel, he is relinquishing his position on the Board and as Lead Director. Mr. Plumeri began his term as Lead Director April 26, 2000.

In the capacity of Lead Director, Mr. Plumeri has defined and directed the implementation of a strategic plan for CBIZ, including a comprehensive expense reduction program, a more efficient operating and reporting corporate management structure, and uniform corporate-wide standards for policies and procedures. With regard to his remaining responsibility as Lead Director, the recruitment of a Chief Executive Officer, Mr. Plumeri has recommended two final candidates to the Board for consideration.

"CBIZ wishes Mr. Plumeri the best of luck in his future endeavors," commented Jerry Grisko, CBIZ President and COO. "We are grateful for the valuable contributions he has made."

Century Business Services, Inc. is a provider of outsourced business services to small and medium-sized companies throughout the United States. The Company provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides valuation; litigation advisory; performance consulting; government relations; commercial real estate; wholesale insurance; healthcare consulting; medical practice management; worksite marketing; and capital advisory services. These services are provided throughout a network of more than 200 Company offices in 36 states and the District of Columbia, as well as through its subsidiary, CBIZ Small Business Solutions, a franchisor of accounting services with more than 550 offices in 47 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company's ability to acquire and finance additional businesses; the Company's ability to adequately manage its growth; the Company's dependence on the current trend of outsourcing business services; the Company's dependence on the services of its key employees; the Company's ability to adequately estimate its liability reserves for its insurance businesses; the possibility of market reverses in its investment portfolios; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

 For further information regarding CBIZ, call our Investor Relations Office at
  (216) 447-9000 or visit our web site at www.cbiz.com. To receive CBIZ press releases via e-mail, please write to pressrelease@cbiz.com.